QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

US ECOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

US ECOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Mountain Daylight Time on June 3, 2020
PLACE	US Ecology, Inc.
101 S. Capitol Blvd., Suite 1000
Boise, Idaho 83702
IMPORTANT NOTICE REGARDING MEETING LOCATION AND ATTENDANCE
We intend to hold our Annual Meeting of Stockholders in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we might hold a virtual-only meeting instead of holding the meeting in Boise, Idaho. In that event, the Annual Meeting of Stockholders will be conducted solely virtually, on the above date and time, via live audio webcast, and you or your proxyholder may participate, vote, and examine our stocklist at the virtual annual meeting by visiting www.virtualshareholdermeeting.com/ECOL2020 and using your 16-digit control number included in the Notice Regarding the Availability of Proxy Materials, but only if the meeting is not held in Boise, Idaho. Please note you will only be able to participate in the meeting using this website if the Company decides to hold a virtual annual meeting, instead of holding an in-person annual meeting in Boise, Idaho. We plan to announce any such updates on our Investor Relations website (investors.usecology.com), and we encourage you to check this website prior to the meeting if you plan to attend.
PURPOSE	(1) To elect nine directors to the Board of Directors to serve a one-year term.
(2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2020.
(3) To hold a non-binding advisory vote on the Company's executive compensation of its Named Executive Officers.
(4) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.
RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on April 6, 2020. A list of stockholders will be available for inspection at the Company's principal office at 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.

VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Jeffrey R. Feeler
Chairman of the Board of Directors

Boise, Idaho
April 17, 2020

        All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

        PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2020

PROXY STATEMENT

        The Board of Directors ("Board" or "Board of Directors") of US Ecology, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 3, 2020, at 8:00 a.m. Mountain Daylight Time, at US Ecology, Inc., 101 S. Capitol Blvd, Suite 1000, Boise, Idaho 83702 including any adjournments or postponements thereof ("Meeting" or "Annual Meeting"). However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we might hold a virtual-only meeting instead of holding the meeting in Boise, Idaho. In that event, the Annual Meeting will be conducted solely virtually, on the above date and time, via live audio webcast, and you or your proxyholder may participate, vote, and examine our stocklist at the virtual meeting by visiting www.virtualshareholdermeeting.com/ECOL2020 and using your 16-digit control number provided in the Notice Regarding the Availability of Proxy Materials ("Notice"), but only if the meeting is not held in Boise, Idaho. Please note you will only be able to participate in the meeting using this website if the Company decides to hold a virtual annual meeting, instead of holding an in-person annual meeting in Boise, Idaho. We plan to announce any such updates on our Investor Relations website (investors.usecology.com).

        We intend to mail the Notice and to make this Proxy Statement available on or about April 20, 2020 to our stockholders of record entitled to vote at the Annual Meeting.

PROXY SOLICITATION AND VOTING INFORMATION

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card, and the Company's Annual Report on Form 10-K for the year ended December 31, 2019 ("Annual Report"), to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will inform stockholders how they may access and review all of the proxy materials. The Notice will also inform stockholders how to submit a proxy through the Internet. If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials. We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. Proxies may be solicited by mail, telephone, Internet, or other electronic means. While the Board of Directors is soliciting proxies for the Annual Meeting, proxies may also be solicited by officers and regular employees of the Company and its subsidiaries personally or by telephone. However, these persons will not be specifically compensated for such services. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

        If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone, or by mail. The procedures for voting by proxy are as follows:

  •
  To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

  •
  To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

  •
  To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided.

        All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company's independent registered public accounting firm, FOR the compensation of our Named Executive Officers (defined below) as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables contained in this Proxy Statement and, with respect to any other business that may properly come before the Meeting, at the discretion of the person named in the proxy.

        The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 2, 2020, to be counted.

        The Annual Report is being furnished with this Proxy Statement to stockholders of record as of April 6, 2020. The Annual Report does not constitute a part of the proxy solicitation materials except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company fixed April 6, 2020, as the record date ("Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date there were 31,088,304 shares of common stock issued, outstanding, and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (9), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy as indicated by the stockholder.

        The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company's Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

 CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, the Company's business, property, and affairs are managed under the direction of the Board of Directors. Although the Company's non-employee directors are not involved in day-to-day operations, they are kept informed of the Company's business through written financial and operations reports and other documents provided to them from time to time by management, as well as by operating, financial, and other reports presented by management in preparation for, and at meetings of, the Board of Directors and the four standing committees of the Board of Directors.

        The Board of Directors is ultimately responsible for the Company's corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002. We believe that a range of tenure among Board members from a variety of backgrounds ensures a balanced mix of longer tenured directors with deep perspectives on our business with fresh perspectives in the boardroom. The following chart reflects the range of tenure among the Board members, assuming each of the director candidates receives the number of votes required to be elected to the Board.

        The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer, and Other Executive Officers as well as a Code of Ethics for Directors (collectively the "Codes of Ethics"), which are posted on the Company's website at www.usecology.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. Any future waivers or changes to the Codes of Ethics would be disclosed on the Company's website in accordance with SEC rules.

        Independence.    The Company is required by Nasdaq listing standards to have a majority of independent directors. The Board of Directors has determined that eight of the Company's current nine directors are independent as defined by the applicable Nasdaq listing standards. The eight independent directors are Joe F. Colvin, Katina Dorton, Glenn A. Eisenberg, Daniel Fox, Ronald C. Keating, Stephen A. Romano, John T. Sahlberg, and Melanie Steiner. The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In addition, if director candidates Renae Conley and Richard Burke are elected as directors, the Board of Directors has determined that both directors will also be independent as defined by the applicable Nasdaq listing standards. Mr. Feeler is the Company's President and Chief Executive Officer and therefore not considered independent under the applicable Nasdaq listing standards.

        Meetings of the Board of Directors.    During the year ended December 31, 2019, the Board of Directors held four regularly scheduled meetings. Six special meetings of the Board were also held. Each of the directors attended at least 75% of the total regularly scheduled meetings of the Board of Directors and meetings held by the committees on which he or she served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All directors who stood for election at the 2019 Annual Meeting of Stockholders on May 21, 2019, attended that meeting. It is the policy of the Board to hold an executive session at each regularly scheduled Board meeting where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2019.

        Risk Oversight.    The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and enhance stockholder value while managing risk. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the Company. The involvement of the Board of Directors in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and determination of what constitutes an appropriate level of risk for the Company.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management. On March 31, 2020, the Board approved the formation of the Corporate Responsibility and Risk Committee which, among other responsibilities, (i) provides oversight of the Company's enterprise risk management function, which previously was the responsibility of the Audit Committee (formerly the "Audit and Risk Committee"); and (ii) provides guidance to management with respect to strategies and practices related to environmental sustainability, social, and corporate responsibility initiatives. At each regularly scheduled meeting of the Corporate Responsibility and Risk Committee, the Company's enterprise risk management and risk environment is discussed. Please refer to the "Committees of the Board of Directors" section of this Proxy Statement for additional details on the duties of the Corporate Responsibility and Risk Committee. The Board of Directors participates in and discusses the results of an annual enterprise risk management assessment, which is monitored and coordinated by the Corporate Responsibility and Risk Committee. In this process, risk is assessed throughout the business, focusing on key areas of risk such as financial, legal, operational, strategic, and information technology. The Audit Committee focuses on financial risk, including internal controls. In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with the interests of stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company's business strategy. The Corporate Governance Committee evaluates the effectiveness of the Board and its members, reviews potential or actual conflicts of interest between Board members and the Company, and helps address and mitigate risk by providing guidance on business conduct, ethics, insider trading, and other business code of conduct matters. For additional details on equity ownership requirements and prohibitions against pledging and hedging of Company stock, please refer to the "Equity and Security Ownership Guidelines" and "Prohibition Against Pledging and Hedging" sections of this Proxy Statement.

        Board of Directors Assessment and Board Evaluation.    The Company believes that good governance requires a focus on continual improvement of each director and the Board as a whole. Annually, at the Board's direction, evaluations of both the Board as a whole and the skills of each director are conducted. In 2019, the Board solicited feedback from each director on a variety of matters such as Board size and composition, Board leadership, Board committees, accountability, and effectiveness of addressing action items identified in the prior year's evaluation. Directors were also given the opportunity to include comments to each question and comment generally on the performance of the Board. The Board also solicited each director's evaluation of his or her own skills. The Board reviewed the results of the Board evaluation and identified areas of strengths and weaknesses and action items to improve the performance and effectiveness of the Board. The Board reviewed the skills of the directors to identify areas where additional training or education may be appropriate and to assist with evaluating director candidates.

        Committees of the Board of Directors.    The four standing committees of the Board of Directors are the Audit, Corporate Governance, Compensation, and Corporate Responsibility and Risk Committees. Assignments ensure each committee has an appropriate mix of tenure and experience. Committee membership shown below is as of April 13, 2020.

	Audit Committee	Compensation Committee	Corporate Governance Committee	Corporate Responsibility and Risk Committee

Joe F. Colvin

Katina Dorton

Glenn A. Eisenberg

Daniel Fox

Ronald C. Keating

John T. Sahlberg

Melanie Steiner

Chair	Member	Financial Expert

        Audit Committee—The current members of the Audit Committee are Messrs. Eisenberg and Fox, and Ms. Steiner. Mr. Eisenberg is the committee chair. The Audit Committee, which met four times in 2019, has duties that include the following:

  •
  Reviewing the proposed plan and scope of the Company's annual audit, as well as the audit results, and reviewing and approving the selection of and services provided by the Company's independent registered public accountant and its fees;

  •
  Meeting with management to assure the adequacy of accounting principles, financial controls, and policies;

  •
  Meeting at least quarterly to review financial results, discuss financial statements and SEC reporting, and make recommendations to the Board;

  •
  Reviewing and discussing with management the Company's compliance programs;

  •
  Review the Board-approved dividend policy based on financial information provided by management; and

  •
  Reviewing the independent registered public accountant's recommendations for internal controls, adequacy of staff, and management performance concerning audit and financial controls.

        The Board of Directors has determined that each of Messrs. Eisenberg and Fox, and Ms. Steiner meets the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and that each of Messrs. Eisenberg and Fox qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-K. The written charter for the Audit Committee is available on the Company's website at www.usecology.com.

        Corporate Governance Committee—The current members of the Corporate Governance Committee are Messrs. Fox and Keating, and Ms. Dorton. Mr. Fox is the committee chair. The Corporate

Governance Committee, which met three times in 2019, fulfills the requirement of a nominating committee composed solely of independent directors as required by the applicable Nasdaq listing standards. The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. On March 31, 2020, the Corporate Governance Committee recommended, and the Board of Directors discussed and approved, the nine director nominees standing for election at the Annual Meeting, eight of whom the Board of Directors has determined are independent as defined by the applicable Nasdaq listing standards.

        The Corporate Governance Committee considers candidates for director who are recommended by its members, by other Board members, by stockholders, and by management and evaluates candidates based upon various factors, including, but not limited to:

  •
  Integrity;

  •
  Education and business experience;

  •
  Broad-based business acumen;

  •
  Understanding of the Company's business, industry, and related regulatory environment; and

  •
  Expertise in a particular skill(s) determined to be important through the Board of Directors skills assessment and Board evaluation process.

        The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skills, and other qualities that contribute to Board heterogeneity. The Corporate Governance Committee is committed to enhancing the diversity of the Board, including gender diversity, and actively seeks out highly qualified diverse candidates to include in the pool from which Board nominees are chosen. The Corporate Governance Committee and Board evaluated the qualifications of the Board as a whole, considering a number of key skills. The Corporate Governance Committee concluded that the individuals nominated to stand for election at the Annual Meeting collectively offer a mix of skills, expertise, and experience that is well suited to the Company's needs. The written charter for the Corporate Governance Committee is available on the Company's website at www.usecology.com.

        Compensation Committee—The current members of the Compensation Committee are Messrs. Colvin, Eisenberg, Keating, and Sahlberg. Mr. Sahlberg is the committee chair. The Board of Directors has determined that each of Messrs. Colvin, Eisenberg, Keating, and Sahlberg meets the independence requirements for Compensation Committee service set forth by the applicable rules under the Exchange Act and Nasdaq listing standards. The Compensation Committee, which met six times in 2019, oversees the Company's overall compensation policies, reviews and approves performance targets for the Company's incentive compensation programs, designs and administers the Company's equity compensation plans, reviews and recommends to the Board the compensation of the Chief Executive Officer, and approves the compensation of each of the other executive officers, including the amount of base salary, incentive compensation, and equity compensation payable. The Compensation Committee also makes recommendations to the Board regarding compensation of the non-employee directors and performs other Board-delegated functions related to compensation. The written charter for the Compensation Committee is available on the Company's website at www.usecology.com.

        Corporate Responsibility and Risk Committee—The current members of the Corporate Responsibility and Risk Committee are Ms. Steiner and Messrs. Fox, Eisenberg, and Sahlberg.

Ms. Steiner is the committee chair. Duties of the Corporate Responsibility and Risk Committee include, among others, the following:

  •
  Monitoring and coordinating enterprise-wide approach to risk management, including the Company's annual enterprise risk management process;

  •
  Reviewing, evaluating, and providing guidance to management with respect to significant issues related to social, employment, environmental, and other matters of interest to the Company and its stakeholders;

  •
  Reviewing the Company's performance and progress towards sustainability strategic goals and objectives; and

  •
  Overseeing the Company's management of risks related to its information technology systems and processes, including privacy, network security, and data security.

        The written charter for the Corporate Responsibility and Risk Committee is available on the Company's website at www.usecology.com.

        Board Leadership Structure.    Each year the Board selects a Chairman of the Board and a Chief Executive Officer. The Chairman of the Board is responsible for helping establish the Company's strategic priorities, presiding over Board meetings, and communicating the Board's guidance to management. The Chief Executive Officer, on the other hand, is responsible for the day-to-day management of the Company's operations and business and reports directly to the Board.

        During the 2019-2020 Board year, the roles of Chairman of the Board and Chief Executive Officer were both held by Mr. Feeler. Mr. Feeler has been with the Company since 2006, which has given him a unique understanding of the environmental services industry, market trends, and the Company's strategic position, strengths, and weaknesses, as well as day-to-day operational details. The Board believes that these attributes make Mr. Feeler uniquely qualified to serve in both positions and helps the Board and management operate in an efficient and effective manner.

        The Company's Corporate Governance Guidelines specify that when the Chairman of the Board also serves as an employee of the Company, the chair of the Corporate Governance Committee will serve as "Lead Independent Director" and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda, and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent directors if needed. From the date of Mr. Feeler's appointment as Chairman of the Board on May 27, 2015, an independent director has served as Lead Independent Director. Mr. Fox currently serves in such role.

        Although the Board believes the current leadership structure is in the best interests of the Company and its stockholders, the Board will, each year, reevaluate whether to separate the responsibilities of Chief Executive Officer and Chairman of the Board and consider a rotation of the Lead Independent Director position.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company's proxy materials and for consideration at the 2021 Annual Meeting of Stockholders ("2021 Annual Meeting") no later than December 21, 2020. Any such proposals are requested to be submitted to Secretary, US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

        Stockholders may also submit recommendations for nominees for director to Secretary, US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702. Recommendations are requested no later than December 21, 2020, for consideration by the Corporate Governance Committee for the 2021 Annual Meeting. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect suitable expertise, skills, attributes, and personal and professional backgrounds for service as a director of the Company.

        Other stockholder communications to the Board of Directors may be sent at any time to US Ecology, Inc., c/o Secretary, 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702. Management intends to summarize and present all such communications to the Board of Directors.

        The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a stockholder intends to present a proposal at the 2021 Annual Meeting without inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Secretary of the Company, by March 6, 2021 (the date that is forty-five (45) days before the one year anniversary on which the Company first sent its proxy materials for this Annual Meeting), or if the Company meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2021 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2021 Annual Meeting.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

        At the Meeting, the nine director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast. Directors so elected will hold office until the 2021 Annual Meeting or until their death, resignation, or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the person named in the proxy, Jeffrey R. Feeler, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

        The Corporate Governance Committee recommended nine directors to stand for election to the Board of Directors. All nominees have agreed to serve if elected. During 2019, the Company did not receive any nominee recommendations from stockholders for consideration by the Corporate Governance Committee for this Annual Meeting.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Richard Burke	55	Independent Director	Ponte Vedra Beach, FL	—
E. Renae Conley	62	Independent Director	Chicago, IL	—
Katina Dorton	62	Independent Director	Raleigh, NC	2014
Glenn A. Eisenberg	58	Independent Director	Charlotte, NC	2018
Jeffrey R. Feeler	50	Chairman, President, and CEO	Boise, ID	2013
Daniel Fox	69	Independent Director	Goodyear, AZ	2010
Ronald C. Keating	51	Independent Director	Pittsburgh, PA	2017
John T. Sahlberg	66	Independent Director	Boise, ID	2015
Melanie Steiner	53	Independent Director	Toronto, ON	2019

        Richard Burke currently serves as Chairman of the Board and Chief Executive Officer of Advanced Disposal Services, Inc. (NYSE: ADSW) (since 2012), an integrated environmental services company. He previously served as President and Chief Executive Officer of Veolia Environmental Services North

America Corp., a waste management company (2009-2012) and from 2007-2009 as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent twelve (12) years with Waste Management, Inc., a waste management company, in a variety of leadership positions. Mr. Burke holds a BA from Randolph Macon College.

        The Board of Directors concluded that Mr. Burke is qualified to serve as a director because of his extensive industry and senior management experience and deep knowledge of corporate strategy, operations, and finance.

        E. Renae Conley currently serves as the Chief Executive Officer of ER Solutions, LLC (since 2013), an energy consulting firm. Ms. Conley previously served from 2010-2013 as Executive Vice President, Human Resources & Administration, and Chief Diversity Officer of Entergy Corporation (NYSE: ETR) ("Entergy"), an integrated energy company. She also previously served as Chair, President, and Chief Executive Officer of Entergy Louisiana and Entergy Gulf States Louisiana, an operating subsidiary of Entergy, that serves over one million electric customers. Ms. Conley also serves as a director of PNM Resources Corp. (NYSE: PNM) (since 2014), an electric utility that serves New Mexico and Texas, and is chair of its Compensation Committee and member of its Audit and Risk Committee. She also serves as a director of Advanced Disposal Services, Inc. (NYSE: ADSW) (since 2017), an integrated environmental services company, and is a member of its Compensation Committee and Nominating and Corporate Governance Committee. Additionally, Ms. Conley is on the board of The Indiana Toll Road Concession LLC, a subsidiary of IFM Investors that operates and maintains the Indiana East-West Toll Road, and is chair of its Audit Committee. Ms. Conley has a BS degree in accounting and MBA, both from Ball State University.

        The Board of Directors concluded that Ms. Conley is qualified to serve as a director because of her extensive experience in the area of corporate strategy, human resources, operations, and complex transactions.

        Katina Dorton joined the Board of Directors in 2014. Ms. Dorton currently serves on the board and as chair of the Audit Committee of Fulcrum Therapeutics, Inc. (NASDAQ: FULC) (since 2020). She most recently served as Executive Vice President and Chief Financial Officer of Repare Therapeutics, Inc., a biotechnology company focused on new therapies for cancer (2019-2020). She was previously Chief Financial Officer of AVROBIO (NASDAQ: AVRO), a biotechnology company (2017-2018). Ms. Dorton served as Chief Financial Officer of Immatics GmbH, also a biotechnology company, from 2015-2017. Previously, Ms. Dorton spent more than fifteen (15) years as an investment banker where she advised companies and their boards on capital markets, fund raising, mergers and acquisitions, and other strategic transactions. She was a Managing Director at Morgan Stanley and an attorney in private practice at Sullivan & Cromwell. Ms. Dorton is on the Board of the National Association of Corporate Directors ("NACD") Research Triangle Chapter where she has served since 2014. She is an NACD Corporate Governance Fellow. Ms. Dorton holds a JD from the University of Virginia School of Law, an MBA from George Washington University, and a BA from Duke University.

        The Board of Directors concluded that Ms. Dorton is qualified to serve as a director because of her extensive knowledge of strategic finance, over twenty (20) years of investment banking experience, senior management experience, and experience as a practicing attorney.

        Glenn A. Eisenberg joined the Board of Directors in 2018. He is currently the Executive Vice President and Chief Financial Officer at Laboratory Corporation of America Holdings (NYSE: LH) (since 2014), a leading global life sciences company. Mr. Eisenberg brings more than thirty (30) years of financial and leadership experience with sizeable and diversified publicly traded companies. He previously served as Executive Vice President (Finance and Administration) at The Timken Company

(2002-2014) and held senior executive and leadership positions at United Dominion Industries (1990-2001) and The Citizens and Southern Corporation (1985-1990). In addition to these executive leadership positions, Mr. Eisenberg serves on the board of Perspecta (NYSE: PRSP) (since 2019), where he also serves on the Audit Committee, and previously served on the boards of Family Dollar Stores, Inc. (2002-2015) and Alpha Natural Resources, Inc. (2005-2015); each of which is publicly traded. Mr. Eisenberg holds an MBA with a concentration in Finance from Georgia State University and a BA in Economics and Environmental Studies from Tulane University.

        The Board of Directors concluded that Mr. Eisenberg is qualified to serve as a director because of his senior executive and board member experience with publicly traded companies and expertise in finance, accounting, capital structures, M&A, corporate governance, and investor relations.

        Jeffrey R. Feeler joined the Board of Directors in 2013, was appointed Chairman of the Board in 2015, and is the Company's President and Chief Executive Officer. He joined the Company in 2006 as Vice President, Chief Accounting Officer, Treasurer, and Controller. He was promoted in 2007 to Vice President and Chief Financial Officer; positions he held until his promotion to senior executive in October 2012. Prior to 2006, Mr. Feeler held financial and accounting management positions with MWI Veterinary Supply, Inc. (a distribution company), from 2003 to 2005 with Albertson's, Inc. (a grocery retailer), and from 2002 to 2003 with Hewlett-Packard Company. From 1993 to 2002, he held various accounting and auditing positions, including the position of Sr. Manager, for PricewaterhouseCoopers LLP. Mr. Feeler is a Certified Public Accountant and holds a BBA of Accounting and a BBA of Finance from Boise State University.

        The Board of Directors concluded that Mr. Feeler is qualified to serve as a director because of his intimate knowledge of the Company's business operations and the industry in which it competes. Mr. Feeler also has an extensive knowledge of and experience in capital markets, mergers, acquisitions, and strategic planning gained through his professional experiences.

        Daniel Fox joined the Board of Directors in 2010. He is a Certified Public Accountant. He was an active Faculty Associate in the W.P. Carey School of Business at Arizona State University where he developed and taught undergraduate accounting courses from August 2016 to May 2018. While not currently actively teaching, he remains in the pool of Arizona State University qualified Faculty Associates. Mr. Fox was a full-time lecturer in the College of Business and Economics at Boise State University from 2007 through May 2016 where he developed and taught graduate and upper division undergraduate accounting and finance courses. Mr. Fox held various management and leadership positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring as a senior partner and the firm's Global Capital Markets Leader. During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies. In 2018, he received a Cyber-Risk Oversite Certificate for completing the NACD Cyber-Risk Oversight Certificate program, developed alongside the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

        The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards, and senior management as well as his knowledge of Generally Accepted Accounting Principles ("GAAP") and SEC accounting and reporting gained through his career in public accounting and activities as a lecturer and speaker on auditing, accounting, finance, reporting, and regulatory matters. The Board of Directors also views Mr. Fox's qualifications around enterprise risk management and cybersecurity as skills important to the overall success of the Board.

        Ronald C. Keating joined the Board of Directors in 2017. He brings more than twenty-five (25) years of operations and leadership experience with companies providing solutions to municipal, industrial, and infrastructure customers. Mr. Keating is currently the President, Chief Executive Officer, and a director at Evoqua Water Technologies Corp. (NYSE: AQUA), a global provider of water and wastewater treatment solutions and services (since 2014). He previously served as President and Chief Executive Officer at Contech Engineered Solutions (2008-2014), a provider of site solutions for contractors, owners, engineers, and architects and held senior leadership positions at Kennametal Inc. and Ingersoll-Rand Inc. Mr. Keating holds an MBA from the Kellogg School of Management at Northwestern University and a BS in Industrial Distribution from Texas A&M.

        The Board of Directors concluded that Mr. Keating is qualified to serve as a director because of his significant operational, strategic, and senior leadership experience in industries serving commercial and industrial markets.

        John T. Sahlberg joined the Board of Directors in 2015. Mr. Sahlberg previously served as Senior Vice President of Human Resources and General Counsel for Boise Cascade Company, from which he retired in 2019. Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of wood products. At Boise Cascade Company, Mr. Sahlberg was responsible for human resources, labor relations, environmental compliance, legal, government relations, communications, and board administration. During his thirty-five (35) years with Boise Cascade Company and its predecessors, he held numerous legal and human resource positions. From 2000 through 2018, Mr. Sahlberg served as a director and chair (2014) of Vigilant, a non-profit employer association. He also served as Management Trustee of Bledsoe Health Care Trust (2000-2019) and as Management Trustee of TOC/Carpenters Pension Trust from 2000-2009. Mr. Sahlberg is a member of the Idaho State Bar and holds a BA in Economics from Harvard University and a JD from Georgetown University.

        The Board of Directors concluded that Mr. Sahlberg is qualified to serve as a director because of his human resource and board governance knowledge and his experience in integrating acquisitions and in environmental and sustainability matters gained through his professional experiences.

        Melanie Steiner joined the Board of Directors in 2019. She is a global retail and fashion executive with over twenty-five (25) years of experience in risk, strategy, and law. Ms. Steiner brings a broad cross-functional background, with expertise in the key disruptive forces facing industry including digital, cybersecurity and Environmental Social Governance (ESG). She currently serves as the Chief Risk Officer of PVH Corp. (NYSE: PVH), a Fortune 500 global apparel company with ownership of lifestyle brands Calvin Klein and Tommy Hilfiger among others (since 2012). In this role, she oversees a diverse set of global functions including internal audit, cybersecurity and digital risk management, Corporate Social Responsibility (CSR), enterprise risk management, crisis management, insurance, and procurement, while also acting as a key advisor to the Senior Management Team on important areas of risk and strategy. Previously, Ms. Steiner held a leadership position with EY, and began her career in commercial and environmental law and policy. She was a litigator as well as an international policy advisor, managing delegations and lobbying strategies relating to various United Nations-level, Heads of State and Ministerial events and treaty processes. Ms. Steiner holds an LLM Master of Laws from the University of London (UK) and an LLB (J.D.) Bachelor of Laws from Osgoode Hall Law School, York University, Toronto.

        The Board of Directors concluded that Ms. Steiner is qualified to serve as a director because of her extensive background in strategy, risk management, and deal integration, combined with her global leadership experience with environmental, social, and governance matters.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accountant for the 2020 fiscal year. A Deloitte representative plans to be present telephonically or in person at the Annual Meeting, will be available to answer appropriate questions, and will have an opportunity to make a statement if he or she desires to do so.

        While stockholder ratification of Deloitte as the Company's independent registered public accountant is not required by the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, or otherwise, the Board is submitting its selection of Deloitte for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will further evaluate whether to retain Deloitte. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

        The aggregate fees billed or expected to be billed for the audit of the Company's financial statements for the fiscal years ended December 31, 2019 and 2018 by the Company's principal accounting firm, Deloitte, were as follows:

	2019	2018
Audit Fees	$2,107,763	$1,292,500
Audit-Related Fees	300,000(1)	8,750
Tax Fees	236,826(2)	520,101
All Other Fees	1,895(3)	1,895

Total Fees	$2,646,484	$1,823,246

(1)
Amount due for due diligence services provided in connection with the Company's acquisition of NRC Group Holdings Corp. ("NRC") on November 1, 2019.

(2)
Amount due for federal, state, and foreign tax compliance and consulting.

(3)
Amount due for access to Deloitte's Accounting Research Tool.

        Deloitte prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2019 audit. The Audit Committee approved all of the non-audit services provided by Deloitte in fiscal year 2019 in advance of the services being performed. The engagement letter created a contract between the Company and Deloitte that specified the responsibilities of each party. It was signed on behalf of the Company by the chair of the Audit Committee and the Chief Financial Officer. The Company paid Deloitte a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments. The Audit Committee believes that Deloitte's provision of non-audit services has been compatible with maintaining the firm's independence.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

        As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the "Compensation Discussion and Analysis" section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company's "Named Executive Officers." The Board of Directors believes it is appropriate to seek the views of the Company's stockholders on the design and effectiveness of the Company's executive compensation program.

        At the 2017 Annual Meeting, the Company's stockholders also voted that the advisory vote on executive compensation should be held once every year. Consistent with that vote, the Board of Directors resolved to hold an advisory vote on executive compensation once every year in connection with the Company's annual meeting of stockholders.

        The Company's goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company's success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company's stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation.

        As an advisory vote, this proposal is not binding upon the Company. However, the Board of Directors values the opinions expressed by the Company's stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the Board to address the concerns reflected in such votes. The Company expects to hold its next advisory vote on executive compensation at its 2021 Annual Meeting.

        Accordingly, the Company asks the stockholders to vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables, and narrative discussion sections of this Proxy Statement, is hereby APPROVED."

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with Deloitte, the Company's independent registered public accountant for fiscal year 2019, the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") and the SEC. These include, among other items, the audit of the Company's financial statements. The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as its opinion on the effectiveness of the Company's internal controls over financial reporting.

        The Audit Committee has received written disclosures and the letter from Deloitte required by the PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Deloitte the registered public accountant's independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's earnings releases and quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2019, and the fiscal year earnings release and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. This included discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        Based on the review of the Company's audited financial statements and discussion with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

        In addition, the Audit Committee, in consultation with executive management, has selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.

        While the Audit Committee has provided oversight, advice, and direction regarding the Company's financial reporting process, management is responsible for establishing and maintaining the Company's internal controls, the preparation, presentation, and integrity of financial statements, and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company's internal control over financial reporting, and to review the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews.

        This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE Glenn A. Eisenberg, Chair Daniel Fox Melanie Steiner

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis covers the Company's performance and compensation paid to the Company's Named Executive Officers for fiscal year 2019, neither of which were affected by the coronavirus (COVID-19) pandemic. The Company's Named Executive Officers for fiscal year 2019 were:

  •
  Jeffrey R. Feeler (President and Chief Executive Officer)

  •
  Simon G. Bell (Executive Vice President and Chief Operating Officer)

  •
  Steven D. Welling (Executive Vice President of Sales and Marketing)

  •
  Eric L. Gerratt (Executive Vice President, Chief Financial Officer, and Treasurer)

  •
  Andrew P. Marshall (Executive Vice President of Regulatory Compliance and Safety)

        US Ecology's executive compensation program is performance-based and otherwise designed to ensure that the interests of our executive officers, including the Named Executive Officers, are closely aligned with those of our stockholders. The Compensation Committee believes this program is effective in allowing the Company to attract and motivate highly qualified executive talent capable of delivering outstanding business performance. The following discussion presents the Company's executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company's executive compensation program and policies, participated in the preparation of the Compensation Discussion and Analysis, and recommended to the Board that it be included in this Proxy Statement.

        This Compensation Discussion and Analysis contains statements regarding certain performance targets and goals the Company has used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of the Company's compensation program and should not be understood to be statements of management's expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

2019 Company Performance at a Glance

Non-Binding Vote on Executive Compensation

        As set forth in the table below, the Company's stockholders have, in the past, overwhelmingly approved the Company's executive compensation program. Of the shares voted at the Company's last annual meeting, approximately 99% voted for approval. Although this vote is non-binding, the Compensation Committee viewed this as a strong endorsement of the Company's executive compensation decisions and policies. It is also an additional factor supporting the Compensation Committee's conclusion that the Company's existing approach to executive compensation has been successful for the Company and its stockholders.

Compensation Philosophy and Objectives

        The Company's long-term goal is to increase stockholder value. The objective of the executive compensation program is to attract, motivate, reward, and retain highly qualified executive officers with the ability to help the Company achieve this long-term goal. The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of the Company's executive officers, including the Named Executive Officers, with those of the Company's stockholders.

        Oversight of the Executive Compensation Program—The Compensation Committee, which is composed entirely of independent directors, administers the Company's executive compensation program. The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, and make recommendations to the Board regarding his compensation. The Compensation Committee also reviews the evaluation process and compensation structure for the Company's other Named Executive Officers, approves their compensation, and administers the Company's programs for incentive cash and equity payments.

        Principles and Compensation Best Practices—The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the Named Executive Officers would otherwise obtain if employed elsewhere in a similar position with similar responsibilities. The Compensation Committee believes that performance-based executive compensation should reflect value created for stockholders consistent with the Company's strategic goals. The following principles are among those applied by the Compensation Committee:

  •
  Executive compensation programs should support short and long-term strategic goals and objectives;

  •
  Executive compensation programs should reflect the Company's overall value and business growth and reward individuals for outstanding contributions; and

  •
  Short and long-term executive compensation programs are critical factors in attracting and retaining well-qualified executive officers.

        The Compensation Committee seeks to apply best governance practices in developing and administering executive compensation and benefit programs, and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance.

What We Do

Capped payouts under the Company's annual Management Incentive Plan and long-term incentive plan
Stock ownership requirements for directors and Named Executive Officers
Following a change-in-control, acceleration of equity awards and payment of cash severance occur only upon a qualifying termination (i.e., "double-trigger")
Prohibition against pledging and hedging of equity based awards
Independent compensation consultant who provides an annual report to the Compensation Committee on Named Executive Officer pay alignment
Recoupment of incentive compensation following a restatement of our financial statements resulting from an executive's intentional misconduct

What We Don't Do

No excise tax gross ups
No dividends paid on performance stock units prior to vesting
No repricing, replacing, or cash buyouts of underwater options or stock appreciation rights without stockholder approval
No supplemental retirement benefits during 2019 and no more than limited perquisites to the Named Executive Officers

        Role of Executive Officers and Consultants—While the Compensation Committee determines the Company's overall compensation philosophy and independently recommends the compensation of the Chief Executive Officer to the Board, it consults with the Chief Executive Officer with respect to both overall compensation policy and specific compensation decisions for the other Named Executive Officers. The Compensation Committee has the authority to retain independent compensation consultants to provide advice relating to market and compensation trends and to assist with data gathering and analysis. The Compensation Committee engaged Meridian Compensation Partners, LLC ("Meridian") in 2018 to assist the Compensation Committee in its review of 2019 executive and non-employee director compensation matters. The Compensation Committee did not direct Meridian to perform its services in any particular manner.

        Meridian has no other business relationships with the Company and provides no other services to the Company. The Compensation Committee adopted a written policy to review the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee considered Meridian in light of the six independence factors mandated by SEC rules and related Nasdaq listing standards and concluded that Meridian is independent.

        Competitive Considerations—The Company reviews relevant compensation market data, from time to time, in order to help determine appropriate overall compensation for the Named Executive Officers. Peer group-based compensation market data and Named Executive Officer pay history data are provided to the Compensation Committee by Meridian.

        In 2018, the Compensation Committee, with advice from Meridian, approved a seventeen (17) company peer group for comparing 2019 executive compensation ("2019 Industry Peer Group"). The companies in the 2019 Industry Peer Group were as follows:

Aegion Corporation	Newalta Corp.
Casella Waste Sys Inc.	North American Construction Group Ltd.
CECO Environmental Corp.	NV5 Global, Inc.
Clean Harbors Inc.	Perma-Fix Environmental Services
Covanta Holding Corp.	Secure Energy Services, Inc.
Ecology and	Stericycle Inc.
Environment, Inc.	Team Inc.
Heritage-Crystal Clean Inc.	TETRA Technologies, Inc.
Matrix Service Co.	Tetra Tech, Inc.

        The median of revenue, total assets, and market capitalization of these companies at the time of their selection in 2018 were $860 million, $631 million, and $496 million, respectively. At that time, the Company was positioned at the 41st percentile of the group in revenue terms, the 53rd percentile in asset terms, and the 75th percentile in market capitalization terms.

        The Compensation Committee reviewed the base salary, annual short-term incentive opportunity, annual equity-based/long-term incentive award, and total compensation data from the 2019 Industry Peer Group, which was provided by Meridian. The Company does not target a particular percentile of the peer data when making compensation decisions. Instead, total compensation for the Named Executive Officers is reviewed to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things:

  •
  Executive compensation at peer group companies, taking into account the relative size of US Ecology compared to those companies;

  •
  Performance of the Company and the contributing roles of individual Named Executive Officers;

  •
  Performance of each Named Executive Officer;

  •
  Each Named Executive Officer's experience and responsibilities; and

  •
  Internal pay alignment.

The Compensation Committee does not assign a particular weight to any of these factors. Although the Compensation Committee does not target a particular percentile of the peer data when making compensation decisions, it recognizes that to be competitive the total compensation should be near the median levels of the peer group and establishes strategies to achieve competitive compensation for our Named Executive Officers. The Compensation Committee considered the data provided by Meridian, among other things, when making 2019 compensation decisions (including in setting base salaries, target bonus opportunities, and equity compensation grants).

        Relevance to Performance—The executive compensation program emphasizes performance measured by goals or equity vehicles that align the interests of executives with those of the Company and its stockholders. For the Named Executive Officers to earn cash-based incentive payments, the Company must meet or exceed specified performance targets based on the achievement of operating income, health and safety, and environmental compliance targets, each determined by the Compensation Committee to align the Named Executive Officer's pay with the creation of stockholder value. The Compensation Committee may also approve equity-based compensation such as restricted stock and/or options to purchase the Company's common stock based on the Company's performance and the performance of executives and other employees considered for such grants. The performance-based incentive programs for fiscal year 2019 are addressed in detail under the "Elements of Compensation" section of this Proxy Statement.

Elements of Compensation

        Executive compensation is based primarily on three components: base salary, annual short-term incentive opportunities, and long-term equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company's objectives. The Compensation Committee believes that each compensation element complements the other compensation elements and that together they serve to achieve the Company's compensation objectives. The Compensation Committee does not require that a particular component comprise a set portion of the total compensation mix. The Compensation Committee believes that a significant portion of the compensation should be performance-based and at-risk, and that the performance-based (incentive) compensation should align an executive's interests with those of its stockholders. While the Compensation Committee reviews total direct compensation (the sum of base salary, incentive opportunities, and equity awards) for the Named Executive Officers, it does not have a fixed target with respect to such total direct compensation. However, it tends to look to the median of the peer group as a guide. The charts below show a comparison of the mix of pay elements included in our Chief Executive Officer's total compensation opportunity for 2019 and the average mix of pay elements included in our other Named Executive Officers' total compensation opportunities for 2019. As demonstrated by the charts below, approximately 76% of our Chief Executive Officer's 2019 compensation and an average of approximately 67% of the 2019 compensation for our other Named Executive Officers was at-risk and/or performance-based.

        Base Salary—The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes that a competitive base salary provides a degree of financial stability for the Named Executive Officers. Therefore, pay levels are based on market assessment, individual performance, scope of the roles and responsibilities of each incumbent, and internal pay equity. Salaries may also form the basis for other elements of compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary. Base salaries for the Named Executive Officers as of January 1, 2019, are set forth in the table below:

Name and Principal Position	Base Salary for 2018 ($)	Base Salary for 2019 ($)	Change (%)
Jeffrey R. Feeler	485,000	525,000	8.3
President & Chief Executive Officer
Simon G. Bell	360,000	380,000	5.6
Executive Vice President & Chief Operating Officer
Steven D. Welling	360,000	370,000	2.8
Executive Vice President of Sales & Marketing
Eric L. Gerratt	316,500	350,000	10.6
Executive Vice President, Chief Financial Officer & Treasurer
Andrew P. Marshall	275,000	290,000	5.5
Executive Vice President of Regulatory Compliance & Safety

Messrs. Feeler and Gerratt declined their recommended salary increases in 2018 in recognition of the Company not achieving its 2017 operating income target. In light of the foregoing, a portion of the 2019 base salary increase for each of Messrs. Feeler and Gerratt, as reported in the table above, is attributable to the base salary increase that would have gone into effect in 2018 had each not declined the recommendation in 2017 to increase the base salary for 2018.

        Annual Short-Term Incentives—The Named Executive Officers and other employees are eligible to earn annual incentive cash payments based on Company and individual performance ("Cash Incentive"). The payout available for each Named Executive Officer is established as a percentage of annual base salary ("Target Cash Incentive"). These percentages are developed by the Compensation Committee according to such employee's duties, level, range of responsibility, and other compensation. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

        The Target Cash Incentive and Maximum Cash Incentive for each of the Named Executive Officers for 2019 is set forth in the following table:

Named Executive Officer	Target Cash Incentive (expressed as a percentage of base salary)	Maximum Cash Incentive (expressed as a percentage of base salary)
Jeffrey R. Feeler	100%	200%
Simon G. Bell	75%	150%
Steven D. Welling	75%	150%
Eric L. Gerratt	75%	150%
Andrew P. Marshall	75%	150%

        Cash Incentives for Named Executive Officers and certain other employees are determined based on performance under the Company's Management Incentive Plan ("MIP"). On November 7, 2018, the Compensation Committee approved the MIP for 2019 ("2019 MIP"). Under the 2019 MIP, each Named Executive Officer was eligible to earn a Cash Incentive payment for fiscal year 2019 based on the achievement of four independent objectives established by the Compensation Committee (each, a "Plan Objective"):

  (1)
  financial (Consolidated Operating Income, as adjusted);

  (2)
  individual performance;

  (3)
  health and safety; and

  (4)
  compliance.

        The amount available for achievement of each Plan Objective was allocated as a fraction of a Named Executive Officer's Target Cash Incentive and could be earned even if an amount was not earned for another Plan Objective—i.e., performance under each Plan Objective is measured independently. A summary of the 2019 MIP targets is provided below:

Objective/Weight	Target
Financial (60%)—Consolidated Operating Income (Before 2019 MIP expenses and associated payroll taxes)	$86,647,060
Individual Performance (20%)	Achievement of Established Priorities
Health and Safety (10%)
TRIR (2%)	=<1.99
DART (3%)	=<1.22
LTI (5%)	=<0.47
Compliance (10%)	Subjective Based On Actual Results

        The portion of a Named Executive Officer's Target Cash Incentive based on Financial performance was scalable beginning with every one percentage point over 84% of the Company's approved consolidated operating income target ("Base MIP Target") and was weighted at up to 60% of the Named Executive Officer's Target Cash Incentive ("Finance Target Incentive"). If actual consolidated operating income is less than 85% of the Base MIP Target, no bonuses are paid for the financial Plan Objective. For performance at 85% of the Base MIP Target, 50% of the Named Executive Officer's Finance Target Incentive (or 30% of the Named Executive Officer's Target Cash Incentive) would be earned. For every percentage point achievement over 85% of the Base MIP Target, up to and including 100% (rounded to the nearest percentage) of the Base MIP Target, such Named Executive Officer would earn approximately an additional 3.35% of his Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the Named Executive Officer's Finance Target Incentive (or 60% of the Named Executive Officer's Target Cash Incentive) would be awarded to the Named Executive Officer. The Named Executive Officers were eligible for an additional incentive payment in an amount calculated by multiplying their respective Target Cash Incentive by an additional 10% for every 1% increase over the Base MIP Target. The additional incentive was capped at one times the participant's Target Cash Incentive. The Financial component is the only Plan Objective that has an upside (above-target) payout opportunity.

        Up to an additional 20% of a Named Executive Officer's Target Cash Incentive could be earned based on the Compensation Committee's assessment of individual performance, including through achievement of established annual priorities, effective use of Company resources, and other evaluative factors as determined by the Compensation Committee. Individual performance objectives were established at the beginning of fiscal year 2019 and included matters specific to each Named Executive Officer's area of responsibility.

Named Executive Officer	2019 Individual Priorities
Jeffrey R. Feeler	Overall success of strategic priorities, execution on sales, operations, financial, information systems, human resources, regulatory, and compliance initiatives supporting long-term market positioning.
Simon G. Bell
Support and promote organic growth initiatives with disciplined review of sustainability and Return on Investment expectations, including continued review and validation of results. Increase free cash flow generation through measuring and streamlining operations. Maintain safe and compliant operations at all locations.
Steven D. Welling	Drive sales, marketing, and customer experience initiatives to build brand awareness, increase customer loyalty, and position the Company for long-term growth.
Eric L. Gerratt
Manage the Company's debt and capital structure, accounting, reporting, and treasury initiatives. Oversee the development and implementation of information systems supporting the long-term infrastructure requirements of the organization. Monitor and oversee compliance with reporting and accounting requirements and regulations.
Andrew P. Marshall	Monitor performance and ensure compliance with environmental, transportation, and safety regulations.

        The three metrics for the Health and Safety objective (as enumerated below) were weighted cumulatively at up to 10% of the Named Executive Officer's Target Cash Incentive.

  (i)
  Total Recordable Incident Rates or "TRIR" (number of safety incidents that meet OSHA recordable criteria) (2%);

  (ii)
  Days Away Restricted Time or "DART" (safety incidents that result in the employee being placed on restricted duty or time away from work) (3%); and

  (iii)
  Lost Time Incidents or "LTI" (number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury) (5%).

        Up to 10% of a Named Executive Officer's Target Cash Incentive was based on Compliance. The performance evaluation for the Compliance objective was based on the Compensation Committee's judgment of the Company's overall compliance program effectiveness and considered the avoidance of "notices of violation or enforcement" with monetary penalties and achievement of permitting initiatives. The corresponding incentive was earned based on a determination by the Compensation Committee taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under GAAP) in fiscal year 2019, the nature of the notices of violation or enforcement, the regulatory basis for any such penalty, and the respective fact patterns.

        The Company's 2019 consolidated operating income before 2019 MIP expense and associated payroll taxes was $74,766,531. At the discretion of the Compensation Committee, certain adjustments were made to determine an adjusted 2019 consolidated operating income of $89,295,311 as set forth in the table below:

Financial—Objective/Weight (60%)	Actual
Operating Income (As Reported)	$74,766,531
Adjustments
Business Development Expenses	$26,149,530
Grand View Property-Related Insurance Proceeds	($12,365,505)
NRC and W.I.S.E. Environmental Solutions, Inc. (W.I.S.E.) Operating Loss	$744,755
Adjusted Operating Income	$89,295,311
Target Operating Income	$86,647,060

        The Compensation Committee has ultimate discretion on all adjustments. Business development expenses were added back to operating income because such are consistent with and necessary for the Company's long-term strategic plans. Property-related insurance proceeds were subtracted from operating income because such were outside of normal organizational planning and budgeting. The operating loss was added back to operating income because the losses occurred prior to the acquisition of each of NRC and W.I.S.E. The adjusted 2019 consolidated operating income of $89,295,311 was 103.1%% of the Base MIP Target. As a result, the Company awarded the Named Executive Officers 152% of their respective Finance Target Incentive for consolidated operating income achievement.

        The Company achieved the 2019 MIP target for TRIR, but did not for DART and LTI. Therefore, the Cash Incentive earned for achievement of the health and safety objective was 2% of each Named Executive Officer's Target Cash Incentive.

        The Cash Incentive earned by each Named Executive Officer for the Compliance objective was 10% of his Target Cash Incentive, reflecting the Compensation Committee's view of the success of the overall compliance program at various operating divisions. In 2019, the Company received 109 regulatory inspections and 84% were conducted with no concerns or follow up from our regulatory agencies.

        A summary of the 2019 MIP actual results compared to the applicable targets is provided in the table below. The amount paid to each Named Executive Officer under the 2019 MIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

Objective/Weight	Target	Actual		Comment
Financial (60%)	$86,647,060	$89,295,311 (Adjusted	)	Achieved 103.1% of the Base MIP Target amount
Individual Performance (20%)	Achievement of Individual and Team Objectives	Individual and Team Priorities Substantially Achieved
Jeffrey R. Feeler	20%			18%
Simon G. Bell	20%			16%
Steven D. Welling	20%			18%
Eric L. Gerratt	20%			15%
Andrew P. Marshall	20%			19%
Health and Safety (10%)
TRIR (2%)	=<1.99	1.97		Achieved
DART (3%)	=<1.22	1.47		Did Not Achieve
LTI (5%)	=<0.47	0.62		Did Not Achieve
Compliance (10%)	Compliance Program Effectiveness			10%

        Long-Term Incentives—The Company uses equity awards to provide long-term incentive opportunities to the Named Executive Officers and may grant performance stock units ("PSU"), stock options, shares of restricted stock, and other stock-based awards as part of their total compensation package pursuant to the Company's Amended and Restated Omnibus Incentive Plan. These awards align the Named Executive Officers' interests with the interests of the Company's stockholders because the ultimate value of the stock options and stock depends on the Company's future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants. The Company's long-term incentive program in 2019 was based on the following three vehicles:

  •
  Restricted stock (approximately 45% of total value);

  •
  PSUs (approximately 35% of total value); and

  •
  Stock options (approximately 20% of total value).

        Restricted Stock—Restricted stock granted to the Named Executive Officers in 2019 vest in equal annual installments over three years. The value of restricted stock is tied to the market price of the Company's common stock and further aligns the Named Executive Officers' interests with the interests of the Company's stockholders, while also providing the Company with a significant retention tool.

        PSU Awards—PSUs awarded in 2019 were designed to link a portion of a Named Executive Officer's compensation with the Company's Adjusted Earnings Per Share and Return on Invested Capital, each weighted at 50% of the target number of PSUs. Each PSU represents a contingent right to receive one share of the Company's common stock. After the payout under the PSUs is determined, the number of shares to be provided is subject to modification based on the percentage change in the price of the Company's common stock from January 1, 2019 to December 31, 2021 ("Performance Period") relative to the percentage change in the price of the common stock of certain companies in the environmental and facilities industry during such period ("TSR Peer Group"). Based on the percentage of the TSR Peer Group companies whose total stockholder return the Company exceeded during the Performance Period ("TSR Ranking"), the payout is subject to modification as follows:

TSR Ranking	Percentage Modification of PSU Payout
<25th Percentile	–50%
25th to 75th Percentile	0%
>75th Percentile	+50%

        Stock Option Awards—Stock options granted to the Named Executive Officers in 2019 vest in equal annual installments over three years. The Company believes that, because the option holder will not realize value from a stock option unless the value of our stock increases after the grant date, stock options are performance-based awards that directly align the interests of the option holder with those of our stockholders. In addition, the long-term vesting of the awards provides a key retention tool while providing a long-term focus on driving increased stockholder value.

        Equity Awards Granted in 2019—The equity awards granted to the Named Executive Officers in 2019 are set forth in the table below:

Named Executive Officer	Performance Stock Units Granted (Target) (#)	Restricted Stock Granted (#)	Stock Options Granted (#)
Jeffrey R. Feeler	6,592	7,800	14,100
Simon G. Bell	2,847	3,300	6,100
Steven D. Welling	2,847	3,300	6,100
Eric L. Gerratt	2,847	3,300	6,100
Andrew P. Marshall	1,978	2,300	4,200

        Other In-Cycle PSU Awards in 2019—PSU awards granted in 2017 vested on December 31, 2019 and shares of common stock which each Named Executive Officer earned and subsequently received are set forth below. With respect to the PSUs granted in 2017, the Company achieved a cumulative total stockholder return of 21.4%, resulting in the vesting of PSUs as disclosed in the table above equal to 59.1% of target.

Named Executive Officer	Performance Stock Units Granted (Target) (#)	Performance Stock Units Received (#)
Jeffrey R. Feeler	5,500	3,251
Simon G. Bell	2,000	1,182
Steven D. Welling	2,000	1,182
Eric L. Gerratt	2,000	1,182
Andrew P. Marshall	—	—

        Discretionary Bonuses—The Company may, from time-to-time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. Discretionary bonuses were not paid to the Named Executive Officers in 2019.

        Other Compensation—The Company provides employee benefits that are intended to meet current and future health and financial security needs for its employees, including the Named Executive Officers, and their families. Such employee benefits include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible or health savings accounts for medical expense reimbursements, and a 401(k) retirement savings plan that includes a partial Company match, which are provided to the Named Executive Officers on the same terms and conditions that apply to all other full-time regular employees. In addition, in November 2019, the Board approved a non-qualified deferred compensation plan that will be offered to certain of our highly compensated employees, including the Named Executive Officers, starting with the 2020 calendar year. Pursuant to this plan, eligible employees can elect to defer a portion of their base salary and annual cash incentive compensation to a later year. These contributions are always vested. The plan does not provide for any discretionary or matching contributions by the Company.

        2019 Total Target Compensation Compared to 2019 Industry Peer Group—The table below compares the total 2019 target compensation for each of the Named Executive Officers to the 2019 Industry Peer Group median. Data for the 2019 Industry Peer Group was sourced, at the time, from the most recent peer proxy filings (generally 2018 filings, reflecting 2017 compensation), updated for forward looking 2018-2019 pay actions where disclosed.

Certain 2020 Compensation Decisions

        Response to COVID-19—This Proxy Statement is being published during a very turbulent time, with an ongoing public health crisis due to the coronavirus (COVID-19) pandemic that has affected much of the country and the wider world. The past few weeks are virtually without precedent for their impacts on peoples' lives and health, the economy, and the financial markets. The Board's goal remains to deliver the best value to stockholders. This year, the Board has particular priorities related to the pandemic: (i) to help ensure the physical health and safety of our team members; (ii) to be particularly responsive to our customers and supportive of their needs; (iii) to preserve liquidity and cash position to be able to address market needs as they rebound; and (iv) to be vigilant and careful stewards of our stockholders' investments. The Company has taken various actions to address the market volatility and economic uncertainty as a consequence of the coronavirus (COVID-19) pandemic. In addition to progressive cost control initiatives and reduced capital expenditures, the Company has temporarily suspended quarterly cash dividends, beginning with the second quarter of 2020. Despite these measures, the coronavirus (COVID-19) pandemic could significantly impact 2020 financial results and compensation outcomes.

        Because of this unprecedented time of uncertainty, our stock price has been impacted in just the first quarter of 2020, with a decline of approximately 48% since early February. The Company uses an equity-based system to compensate our Named Executive Officers, as we believe this best aligns the interests of stockholders and management. More than 50% and 40% of the total direct compensation value that we grant to our CEO and other Named Executive Officers respectively, each year, is stock-

based. The recent drop in the Company's stock price has had a direct impact on the value of unvested equity-based compensation granted to the Named Executive Officers.

        The Compensation Committee will continue to monitor and evaluate the Company's compensation practices throughout the year. If we believe changes to the compensation program are warranted for our business and in the best interest of our stockholders, we will communicate these in a transparent way. The Compensation Committee remains committed to designing compensation plans and implementing governance practices that align with long-term stockholder value.

        2020 Peer Group—The 2019 Industry Peer Group was reviewed again in 2019 and it was determined that, for evaluating 2020 executive compensation (including for purposes of the PSUs granted in 2020 described above), the group should be modified to add and remove the following companies, leaving the total number at seventeen (17):

Additions	Subtractions
Badger Daylighting Ltd.	Tervita Corporation (formerly Newalta Corp.)
Harsco Corporation	Ecology and Environment, Inc.
Mobile Mini, Inc.	Perma-Fix Environmental Services
McGrath RentCorp	North American Construction Group Ltd.

        Badger Daylighting Ltd., Harsco Corporation, Mobile Mini, Inc., and McGrath RentCorp are size and industry-suitable peers that are aligned with US Ecology's business model and/or help position US Ecology closer to the peer median revenues. Tervita Corporation was removed considering its size post-merger with Newalta Corp. and was considered less relevant as a total stockholder return peer in light of it being a TSX-listed company. Ecology and Environment, Inc., Perma-Fix Environmental Services, and North American Construction Group Ltd. were removed as they are much smaller relative to US Ecology following its acquisition of NRC.

        Base Salary—On November 1, 2019, the Company approved base salary increases for the Named Executive Officers, effective with the first payroll in 2020. The table below reflects the change in initial base salary for each Named Executive Officer. Adjustments reflect an updated peer group and related compensation market data, together with a broadened scope of duties, resulting from the Company's acquisition of NRC. As noted in the following table, the initial base salary for each Named Executive Officer in 2020 remains at or below the 50th percentile of the base salary paid the corresponding officer in the updated peer group.

Name and Principal Position	Base Salary for 2019 ($)	Initial Base Salary for 2020 ($)	Change (%)	Percentile Within Updated Peer Group
Jeffrey R. Feeler	525,000	625,000	19.1	38th
Simon G. Bell	380,000	453,000	19.2	42nd
Steven D. Welling	370,000	425,000	14.9	46th
Eric L. Gerratt	350,000	425,000	21.4	37th
Andrew P. Marshall	290,000	320,000	10.3	50th

        2020 PSU Awards—The targets for PSU awards granted in 2020 will be based on the Company's cumulative Adjusted Earnings Per Share over the three-year performance period and the Company's average Return on Invested Capital over the same period, each weighted at 50% of the target PSUs. After the payout under the PSUs is determined, the number of shares to be provided will be subject to modification based on the total stockholder return of the Company's common stock from January 1, 2020 to December 31, 2022 relative to that of a group of peers during the same period.

        2020 Short-Term Incentive Award—The four independent objectives (financial, individual performance, health and safety, and compliance) remain the same for 2020 as they were for 2019 (though the targets for each objective may differ from 2019).

Equity and Security Ownership Guidelines

        In 2015, the Board approved a Share Ownership Policy in which target share ownership levels (set forth below) were established for the Named Executive Officers and non-employee directors (each, a "Participant") based on a multiple of annual salary in the case of Named Executive Officers and a multiple of the annual cash retainer in the case of non-employee directors ("Target Ownership Level"). Target ownership levels in 2019 were as follows:

Participant	Target Ownership Level
Chief Executive Officer	4 times base salary
Other Named Executive Officers	2 times base salary
Non-Employee Directors	4 times annual cash retainer (increased from 3 times annual cash retainer on May 22, 2018)

        The following forms of equity interests are included in determining the ownership value held:

  •
  Common shares of the Company owned directly by the Participant or owned through the Company retirement or savings plans;

  •
  Restricted stock or restricted stock units held pursuant to the Company's equity plans; and

  •
  Vested performance stock or PSUs held pursuant to the Company's equity plans.

        For purposes of evaluating degree of attainment of the applicable Target Ownership Level, the following definitions of "value" are used:

  •
  For common shares owned outright, the value is equal to the greater of the cost of acquisition and the market value as of the date of measurement;

  •
  For unvested restricted stock or restricted stock units, the value is equal to the greater of the grant date value and the market value as of the date of measurement; and

  •
  For vested performance stock or PSUs, the value is equal to the market value at the date of measurement.

        Under the Share Ownership Policy, a Participant must retain 100% of the net after-tax proceeds from exercised stock options or vested shares received until the Target Ownership Level is met. A Participant who wishes to sell shares and who has not attained the Target Ownership Level must obtain the written permission of the Compensation Committee. All of the Named Executive Officers and non-employee directors were in compliance with the Share Ownership Policy as of December 31, 2019.

Prohibition Against Pledging and Hedging

        The Company's stockholder approved Amended and Restated Omnibus Incentive Plan provides that no award or other right or interest granted under the plan may be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of the grantee to, any party, other than the Company or any subsidiary, or assigned or transferred by the grantee other than by will or the laws of descent and distribution. The Company's Stock Trading Policy further provides that directors, officers, and employees of the Company and its subsidiaries shall not enter into hedging or monetization transactions or similar arrangements with respect to the Company's securities.

Severance Arrangements

        The Company has employment agreements with its Named Executive Officers. These agreements are collectively referred to herein as the "Employment Agreements." In addition to establishing salaries, paid time off, and cash incentive opportunities, the Employment Agreements established the executives' rights to receive severance benefits in the event of certain qualifying terminations of employment or under certain circumstances related to a change of control. Change-of-control payments are contingent on the occurrence of a termination of the executive's employment by the Company "without cause" or by the executive for "good reason," as those terms are defined in the Employment Agreements, in either case, within twenty-four (24) months after the applicable change of control. The Compensation Committee believes these severance protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other comparable companies. For more information on potential severance payments and change-of-control benefits in 2019, refer to the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.

Risk Considerations

        The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based Cash Incentive awards focus on achievement of annual goals, the Company's Cash Incentive program is only one element of the Named Executive Officers' total compensation. The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus the Named Executive Officers on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk-taking. Further, the Company grants equity awards that focus the attention of Named Executive Officers on long-term strategic goals through multi-year vesting formulas. Moreover, the Named Executive Officers are required to own and hold significant amounts of stock in the Company. Such long-term equity awards and stock ownership interests further reduce the incentive for the Company's Named Executive Officers to engage in actions designed to achieve only short-term results. The Company has reviewed its compensation policies and practices for all employees, including for the Named Executive Officers, and concluded that any risks arising from its compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amounts that may be deducted (for federal income tax purposes) by a public company for compensation paid to certain individuals to $1,000,000, except that, in 2017 and prior years, compensation in excess of the $1,000,000 threshold could be deducted if it met the requirements to be considered "qualifying performance-based compensation" within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act, passed by Congress in December 2017, eliminated the "performance-based" compensation exemption under Section 162(m) of the Code. Therefore, for 2018 and subsequent years, compensation paid to our chief executive officer, our chief financial officer and to each of our other Named Executive Officers (each, a "Covered Employee") generally will not be deductible for federal income tax purposes to the extent such compensation exceeds $1,000,000, regardless of whether such compensation would have been considered "performance-based" under prior law. This limitation on deductibility applies to each individual who is a "Covered Employee" (as defined in Section 162(m) of the Code) in 2017 or who becomes a Covered Employee in any future year, and continues to apply to each such individual for all future years, regardless of whether such individual remains a Named Executive Officer. There is, however, a transition rule that allows "performance-based" compensation in excess of $1,000,000 to continue to be deductible if the remuneration is provided pursuant to a binding contract which was in effect on November 2, 2017 and which was not subsequently materially modified. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company's executive compensation program. Rather, the Company seeks to maintain flexibility in its executive compensation program and may structure compensation that is not deductible if it determines that doing so is appropriate and consistent with the objectives of the executive compensation program described above. Accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time.

        Accounting rules require the Company to expense the cost of equity grants. Because of equity expensing and the impact of dilution on the Company's stockholders, the Compensation Committee carefully considers the type of equity awards that are granted and the number and value of the shares underlying such awards.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE
Joe F. Colvin Glenn A. Eisenberg Ronald C. Keating John T. Sahlberg, Chair

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2019, 2018, and 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey R. Feeler	2019	529,712	881,684	219,678	633,150	51,104	2,315,328
President & Chief Executive Officer	2018	488,096	785,668	180,420	476,513	32,658	1,963,355
	2017	485,000	795,655	180,276	355,069	28,671	1,844,671
Simon G. Bell	2019	383,427	376,400	95,038	338,010	33,156	1,226,031
Executive Vice President & Chief	2018	362,000	351,444	80,316	270,000	19,482	1,083,242
Operating Officer	2017	340,385	287,095	65,160	175,192	17,511	885,343
Steven D. Welling	2019	372,904	376,400	95,038	334,665	18,004	1,197,011
Executive Vice President of Sales &	2018	361,692	351,444	80,316	265,950	19,518	1,078,920
Marketing	2017	340,385	287,095	65,160	175,192	17,655	885,487
Eric L. Gerratt	2019	353,365	376,400	95,038	308,700	18,071	1,151,574
Executive Vice President, Chief	2018	318,748	351,444	80,316	235,001	19,455	1,004,964
Financial Officer & Treasurer	2017	316,500	287,095	65,160	160,867	17,511	847,133
Andrew P. Marshall	2019	291,923	261,975	65,436	264,480	15,013	898,827
Executive Vice President of Regulatory	2018	276,519	239,396	54,708	202,125	13,753	786,501
Compliance & Safety	2017	261,154	160,210	39,996	109,921	11,258	582,539

(1)
The amounts listed represent the aggregate grant date fair value of restricted stock and PSUs granted during the applicable year, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718") (without regard to the effect of estimated forfeitures). The values of restricted stock are determined by multiplying the closing stock price on the date of grant by the number of stock awards. The PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the "Grants of Plan-Based Awards" table of this Proxy Statement for additional details on the stock awards granted to the Named Executive Officers during 2019. Assuming that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the closing stock price of the Company's common stock on the grant date for such PSUs; (i) the grant date value of the 2019 PSUs would be: $1,154,918 for Mr. Feeler, $498,794 for each of Messrs. Bell, Welling, and Gerratt, and $346,546 for Mr. Marshall; (ii) the grant date value of the 2018 PSUs would be $540,600 for Mr. Feeler and $244,800 for each of Messrs. Bell, Welling, and Gerratt, and $163,200 for Mr. Marshall; and (iii) the grant date value of the 2017 PSUs would be $540,650 for Mr. Feeler and $196,600 for each of Messrs. Bell, Welling, and Gerratt (Mr. Marshall was not granted any PSUs in 2017). The performance measures and potential payouts for the PSUs are described in more detail in the "Elements of Compensation-Long-Term Incentives" section of this Proxy Statement. Additional information regarding the awards, including the assumptions made in determining their value under FASB ASC Topic 718, are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

(2)
The amounts listed represent the aggregate grant date fair value of stock options granted during the applicable year, as determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. The 2019 grants of stock options vest in equal annual installments over three years.

(3)
Represents the amount awarded for performance during the applicable year under the 2019 MIP, 2018 MIP, and 2017 MIP as applicable.

(4)
Includes matching contributions the Company made on behalf of each Named Executive Officer under the Company-sponsored 401(k) plan ($9,240 in the case of each Named Executive Officer for 2019), dividends paid on unvested restricted stock ($16,464 in the case of Mr. Feeler for 2019, $6,624 in the case of each of Messrs. Bell, Welling, and Gerratt for 2019, and $3,807 in the case of Mr. Marshall for 2019), and the dollar value of insurance premiums paid by the Company with respect to life and disability insurance policies ($2,667 in the case of Mr. Feeler, $2,180 in the case of Mr. Bell, $2,140 in the case of Mr. Welling, $2,059 in the case of Mr. Gerratt, and $1,815 in the case of Mr. Marshall for 2019). Also included is the total value of all perquisites provided to our Named Executive Officers (these include, for 2019, fees paid for memberships in professional leadership organizations, airline club access, a personal data security subscription, a professional license renewal, continuing education materials, and a trusted traveler program renewal in the case of Mr. Feeler, fees paid for membership in a professional leadership organization and a personal data security subscription in the case of Mr. Bell, fees paid for a personal data security subscription in the case of Mr. Gerratt, and fees paid for a professional license renewal in the case of Mr. Marshall). There were no perquisites provided to Mr. Welling in 2019.

 2019 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information for each Named Executive Officer regarding the equity and non-equity awards granted during the year ended December 31, 2019. All non-equity awards set forth below were granted under the 2019 MIP and all equity-based awards set forth below were granted under the Company's Amended and Restated Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards; Number of Shares of Stock or Units (#)(5)	All Other Option Awards; Number of Shares Underlying Options (#)(6)		Grant Date Fair Value of Stock and Option Awards ($)(7)
										Exercise or Base Price of Option Awards ($/Sh)
Name	Board Approval Date/Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey R. Feeler	11/7/18	10,500	525,000	1,050,000	—	—	—	—	—	—	—
	11/7/18 / 1/2/19	—	—	—	1,648	6,592	19,776	—	—	—	383,654
	11/7/18 / 1/2/19	—	—	—	—	—	—	7,800	—	—	498,030
	11/7/18 / 1/2/19	—	—	—	—	—	—	—	14,100	63.85	219,678
Simon G. Bell	11/7/18	5,700	285,000	570,000	—	—	—	—	—	—	—
	11/7/18 / 1/2/19	—	—	—	712	2,847	8,541	—	—	—	165,695
	11/7/18 / 1/2/19	—	—	—	—	—	—	3,300	—	—	210,705
	11/7/18 / 1/2/19	—	—	—	—	—	—	—	6,100	63.85	95,038
Steven D. Welling	11/7/18	5,550	277,500	555,000	—	—	—	—	—	—	—
	11/7/18 / 1/2/19	—	—	—	712	2,847	8,541	—	—	—	165,695
	11/7/18 / 1/2/19	—	—	—	—	—	—	3,300	—	—	210,705
	11/7/18 / 1/2/19	—	—	—	—	—	—	—	6,100	63.85	95,038
Eric L. Gerratt	11/7/18	5,250	262,500	525,000	—	—	—	—	—	—	—
	11/7/18 / 1/2/19	—	—	—	712	2,847	8,541	—	—	—	165,695
	11/7/18 / 1/2/19	—	—	—	—	—	—	3,300	—	—	210,705
	11/7/18 / 1/2/19	—	—	—	—	—	—	—	6,100	63.85	95,308
Andrew P. Marshall	11/7/18	4,350	217,500	435,000	—	—	—	—	—	—	—
	11/7/18 / 1/2/19	—	—	—	495	1,978	5,934	—	—	—	115,120
	11/7/18 / 1/2/19	—	—	—	—	—	—	2,300	—	—	146,855
	11/7/18 / 1/2/19	—	—	—	—	—	—	—	4,200	63.85	65,436

(1)
Represents the minimum amount to which the Named Executive Officers would have been entitled to receive based on achieving the 2019 MIP targets with the lowest weighted percentage of the Target Cash Incentive.

(2)
Represents the amount to which the Named Executive Officers would have been entitled to receive based on achieving 100% of each of the 2019 MIP targets. For the amount actually paid, please refer to the "Summary Compensation Table" in this Proxy Statement. For additional details regarding the 2019 MIP, please refer to the "Elements of Compensation-Annual Short Term Incentives" section of this Proxy Statement.

(3)
The Company established a maximum payout level under the 2019 MIP equal to two times the participant's applicable Target Cash Incentive.

(4)
On March 1, 2019, each of the Named Executive Officers received awards of PSUs that will vest on December 31, 2021 based on the Company's Adjusted Earnings Per Share and Return on Invested Capital, each weighted at 50% of the target number of PSUs, over the three-year performance period beginning January 1, 2019. The performance measures and potential payouts for the PSUs are described in more detail in the "Elements of Compensation-Long-Term Incentives" section of this Proxy Statement. These columns show the potential number of shares to be paid out to the Named Executive Officers under the PSU grant at threshold, target, or maximum performance.

(5)
These restricted stock awards for each of the Named Executive Officers, awarded with an effective date of January 2, 2019, vest in equal annual installments over three years.

(6)
These stock options, for each of the Named Executive Officers, awarded effective as of January 2, 2019, vest in equal annual installments over three years.

(7)
The amounts listed represent the aggregate grant date fair value of each restricted stock, stock option, and PSU award granted to the Named Executive Officers during 2019, as determined in accordance with FASB ASC Topic 718 (without regard to the effect of estimated forfeitures). The grant date fair value of PSUs was determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes.)

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

        The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company's common stock that had not been exercised and remained outstanding as of December 31, 2019; (ii) each award of restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2019; and (iii) each award of PSUs that had not vested and remained outstanding as of December 31, 2019.

						Stock Awards
											Equity Incentive Plan Awards: Market or Payout Value of Unearned Units, Shares or Other Rights That Have Not Vested ($)(13)
									Equity Incentive Plan Awards: Number of Unearned Units, Shares or Other Rights That Have Not Vested (#)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Jeffrey R. Feeler	6,266	—		35.05	1/3/2026	—		—	—		—
	5,533	5,533	(1)	49.15	1/1/2027	—		—	—		—
	5,167	10,333	(2)	51.00	1/1/2028	—		—	—		—
	—	14,100	(3)	63.85	1/1/2029	—		—	—		—
	—	—		—	—	9,200	(5)	532,772	—		—
	—	—		—	—	5,866	(6)	339,700	—		—
	—	—		—	—	7,800	(7)	451,698	—		—
	—	—		—	—	—		—	10,600	(11)	613,846
	—	—		—	—	—		—	19,776	(12)	1,145,228
Simon G. Bell	8,500	—		49.97	3/9/2025	—		—	—		—
	2,300	—		35.05	1/3/2026	—		—	—		—
	4,000	2,000	(1)	49.15	1/1/2027	—		—	—		—
	2,300	4,600	(2)	51.00	1/1/2028	—		—	—		—
	—	6,100	(3)	63.85	1/1/2029	—		—	—		—
	—	—		—	—	3,300	(5)	191,103	—		—
	—	—		—	—	2,600	(6)	150,566	—		—
	—	—		—	—	3,300	(7)	191,103	—		—
	—	—		—	—	—		—	4,800	(11)	277,968
	—	—		—	—	—		—	8,541	(12)	494,609
Steven D. Welling	9,300	—		49.97	3/9/2025	—		—	—		—
	2,300	—		35.05	1/3/2026	—		—	—		—
	4,000	2,000	(1)	49.15	1/1/2027	—		—	—		—
	2,300	4,600	(2)	51.00	1/1/2028	—		—	—		—
	—	6,100	(3)	63.85	1/1/2029	—		—	—		—
	—	—		—	—	3,300	(5)	191,103	—		—
	—	—		—	—	2,600	(6)	150,566	—		—
	—	—		—	—	3,300	(7)	191,103	—		—
	—	—		—	—	—		—	4,800	(11)	277,968
	—	—		—	—	—		—	8,541	(12)	494,609
Eric L. Gerratt	8,500	—		49.97	3/9/2025	—		—	—		—
	2,300	—		35.05	1/3/2026	—		—	—		—
	4,000	2,000	(1)	49.15	1/1/2027	—		—	—		—
	2,300	4,600	(2)	51.00	1/1/2028	—		—	—		—
	—	6,100	(3)	63.85	1/1/2029	—		—	—		—
	—	—		—	—	3,300	(5)	191,103	—		—
	—	—		—	—	2,600	(6)	150,566	—		—
	—	—		—	—	3,300	(7)	191,103	—		—
	—	—		—	—	—		—	4,800	(11)	277,968
	—	—		—	—	—		—	8,541	(12)	494,609
Andrew P. Marshall	2,110	—		49.97	3/9/2025	—		—	—		—
	4,530	—		39.10	3/7/2026	—		—	—		—
	2,325	1,162	(4)	50.50	1/1/2027	—		—	—		—
	1,567	3,133	(2)	51.00	1/1/2028	—		—	—		—
	—	4,200	(3)	63.85	1/1/2029	—		—	—		—
	—	—		—	—	1,188	(8)	68,797	—		—
	—	—		—	—	1,800	(6)	104,238	—		—
	—	—		—	—	2,300	(7)	133,193	—		—
	—	—		—	—	696	(9)	40,305	—		—
	—	—		—	—	—		—	3,200	(11)	185,312
	—	—		—	—	—		—	5,934	(12)	343,638

(1)
These stock options, awarded with an effective date of January 2, 2017, vested on January 1, 2020. Vesting was generally subject to the Named Executive Officer remaining employed through such vesting date.

(2)
These stock options, awarded with an effective date of January 2, 2018, vest as follows: 50% vested January 1, 2020 and 50% are scheduled to vest on January 1, 2021. Vesting is generally subject to the Named Executive Officer remaining employed through the applicable vesting date.

(3)
These stock options, awarded with an effective date of January 2, 2019, vest as follows: one-third vested on January 1, 2020 and one third is scheduled to vest on each of, January 1, 2021, and January 1, 2022. Vesting is generally subject to the Named Executive Officer remaining employed through the applicable vesting date.

(4)
These stock options, awarded with an effective date of May 23, 2017, vested on January 1, 2020. Vesting was generally subject to Mr. Marshall remaining employed through such vesting date.

(5)
These restricted stock awards, awarded with an effective date of January 2, 2017, vested on January 1, 2020. Vesting was generally subject to the Named Executive Officer remaining employed through such vesting date.

(6)
These restricted stock awards, awarded with an effective date of January 2, 2018, vest as follows: 50% vested on January 1, 2020 and 50% are scheduled to vest on January 1, 2021. Vesting is generally subject to the Named Executive Officer remaining employed through such vesting date.

(7)
These restricted stock awards, awarded with an effective date of January 2, 2019, vest as follows: one third vested on January 1, 2020 and one third is scheduled to vest on each of January 1, 2021, and January 1, 2022. Vesting is generally subject to the Named Executive Officer remaining employed through such vesting date.

(8)
This restricted stock award, awarded with an effective date of May 23, 2017, vested on January 1, 2020. Vesting was generally subject to Mr. Marshall remaining employed through such vesting date.

(9)
These restricted stock units, awarded with an effective date of March 9, 2017, vested on March 8, 2020. Vesting was generally subject to Mr. Marshall remaining employed through the applicable vesting date.

(10)
Market value was calculated by using $57.91, the Company's common stock price on December 31, 2019.

(11)
These PSUs, awarded with an effective date of January 2, 2018, have a three-year performance period commencing January 1, 2018 and concluding on December 31, 2020. The amount reported in the table represents the maximum available shares underlying the PSUs.

(12)
These PSUs, awarded with an effective date of March 1, 2019, have a three-year performance period commencing January 1, 2019 and concluding on December 31, 2021. The amount reported in the table represents the maximum available shares underlying the PSUs.

(13)
Market value was calculated by using $57.91, which was the Company's common stock price on December 31, 2019, and the maximum available shares underlying the PSUs.

 2019 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information for each Named Executive Officer with respect to the vesting of restricted stock, restricted stock units, and PSUs during the 2019 fiscal year. There were no options exercised during the same period.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey R. Feeler	16,885	1,052,071
Simon G. Bell	6,382	397,818
Steven D. Welling	6,382	397,818
Eric L. Gerratt	6,382	397,818
Andrew P. Marshall	1,917	115,206

(1)
Reflects the product of (i) the number of shares acquired upon vesting of PSUs, restricted stock, and restricted stock unit awards; and (ii) the closing price of one share of the Company's common stock on the vesting date.

 2019 CEO PAY RATIO DISCLOSURE

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company determined the ratio of the annual total compensation of Mr. Feeler, our chief executive officer, to the annual total compensation of our median employee.

        The Company identified its median employee from its total population of 1,662 employees as of October 31, 2019 (excluding Mr. Feeler) based on the cash paid to such employees for fiscal year 2019. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employees who were not employed by the Company during the entire period of measurement. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. After identifying the median employee based on total cash compensation, we calculated total compensation for such employee during fiscal year 2019 using the same methodology we use for our Named Executive Officers as set forth in the "Summary Compensation Table" in this Proxy Statement. The total compensation calculated for the median employee was $61,471, compared to $2,315,328 for Mr. Feeler. Our 2019 chief executive officer-to-median employee pay ratio is approximately 38 to 1.

        Because our median employee was identified from our employee population as of October 31, 2019, the 1,950 employees we acquired in the NRC acquisition (approximately 1,950) were not included in the determination of our median employee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The Employment Agreements established a minimum annual base salary and provided for participation in the Company's employee benefit plans, including any Cash Incentive plans. In addition, the Employment Agreements require the Company or its successors to pay or provide certain compensation and benefits to the applicable Named Executive Officer in the event of a termination of employment or a termination of employment following a change of control. The following discussion describes the potential payments upon a termination of employment or a termination of employment following a change of control pursuant to the Employment Agreements. Under the terms of the Employment Agreements, generally, upon a termination of employment, the Company would have been obligated to pay the Named Executive Officers:

  •
  Any unpaid base salary through the termination date and any accrued paid-time off;

  •
  Any unpaid Cash Incentive earned for the fiscal year in which the termination of employment occurs, prorated for the number of days employed during such fiscal year;

  •
  Any un-reimbursed business expenses incurred through the termination date; and

  •
  All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program, or grant.

These payments are referred to herein as the "Accrued Obligations."

        Termination—Under the terms of the Employment Agreements the amount and types of compensation due to a Named Executive Officer in the event of termination of employment with the Company is dependent upon the basis for such termination.

        For Cause or Without Good Reason—If a Named Executive Officer's employment had been terminated on December 31, 2019 by the Company for cause or by the Named Executive Officer without good reason, the Company would have paid such Named Executive Officer the Accrued Obligations only (other than the pro-rata Cash Incentive earned for 2019).

        Without Cause or for Good Reason—Had a Named Executive Officer's employment been terminated on December 31, 2019 by the Company without cause, or by the Named Executive Officer for good reason, in addition to the Accrued Obligations, such Named Executive Officer would have been entitled to the following:

  •
  An amount equal to the sum of two years' base salary and two times the Target Cash Incentive (payable in bi-weekly installments) during the two year period following such termination;

  •
  Continued vesting of granted stock options and the continued right to exercise such vested stock options following the termination date, in each case, for the shorter of one year or the original expiration date of such options;

  •
  Continued vesting of restricted stock grants and restricted stock units for a period of one year following the termination date (and with respect to such awards that "cliff" vest, the number of shares or units in which the executive will vest will be calculated based on the period from the start of the vesting period to the first anniversary of the termination date, as a percentage of the total vesting period);

  •
  Continued vesting of performance stock units for a period of one year following the termination date (with payment to be prorated based on the period from the start of the performance period to the termination date, as a percentage of the total performance period); and

  •
  Continued medical, life insurance and disability benefits to which the executive was entitled at the termination date for a period of the lesser of twenty-four (24) months following the termination date or the date the Named Executive Officer receives similar or comparable coverage from a new employer.

        A Named Executive Officer's right to receive the additional severance benefits described above is subject to such Named Executive Officer's compliance with applicable confidentiality, work product assignment, return of property, and non-competition/non-solicitation covenants contained in the applicable Employment Agreement and the execution (and non-revocation) of a release of claims in favor of the Company.

        The definition of "good reason" includes, among other things, a material diminution of duties and responsibilities, a material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of the Employment Agreement, or a relocation of the executive's primary place of employment outside a 50-mile radius. "Cause" is defined as a determination by two-thirds of the members of the Board voting that the Named Executive Officer has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his Employment Agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

        Death or Disability—Had a Named Executive Officer's employment been terminated by the Company due to death or disability on December 31, 2019, the Company would have paid such Named Executive Officer, or his estate, as applicable, the Accrued Obligations. In addition to the Accrued Obligations, a Named Executive Officer who terminated due to disability would have been eligible to participate in the Company's disability plans on a basis no less favorable to such Named Executive Officer than other senior executives of the Company.

        Retirement—Had a Named Executive Officer's employment been terminated by retirement on December 31, 2019, such Named Executive Officer would have been paid the Accrued Obligations only.

        Based on a hypothetical termination of employment on December 31, 2019, the Named Executive Officers would have been entitled to the amounts set forth in the following table, depending on the basis for such termination of employment identified in the first column:

Basis for Termination	Base Salary ($)(1)	Incentive/ Bonus ($)		Medical, Life Insurance and Disability ($)(3)	Value of Continued Vesting of Equity Awards Following Termination ($)(4)	Total ($)
Jeffrey R. Feeler
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	1,050,000	1,683,150	(2)	93,194	1,141,959	3,968,303
Death	—	633,150		—	—	633,150
Retirement	—	633,150		—	—	633,150
Disability	—	633,150		—	—	633,150
Simon G. Bell
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	760,000	908,010	(2)	83,149	456,141	2,207,300
Death	—	338,010		—	—	338,010
Retirement	—	338,010		—	—	338,010
Disability	—	338,010		—	—	338,010
Steven D. Welling
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	740,000	889,665	(2)	68,029	456,141	2,153,835
Death	—	334,665		—	—	334,665
Retirement	—	334,665		—	—	334,665
Disability	—	334,665		—	—	334,665
Eric. L. Gerratt
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	700,000	833,700	(2)	66,807	456,141	2,056,648
Death	—	308,700		—	—	308,700
Retirement	—	308,700		—	—	308,700
Disability	—	308,700		—	—	308,700
Andrew P. Marshall
For cause or w/o good reason	—	—		—	—	—
W/o cause or for good reason	580,000	699,480	(2)	75,848	286,855	1,642,183
Death	—	264,480		—	—	264,480
Retirement	—	264,480		—	—	264,480
Disability	—	264,480		—	—	264,480

(1)
Includes, for each Named Executive Officer, an amount equal to two-times the annual base salary.

(2)
Includes, for each Named Executive Officer, (i) an amount equal to two-times the Target Cash Incentive amount; and (ii) Cash Incentive earned for 2019.

(3)
Assumes continued payment of medical, life insurance, and disability insurance premiums for twenty-four (24) months.

(4)
Includes the value of restricted stock and restricted stock units determined based on the number of shares or units vesting in the year following the termination multiplied by the December 31, 2019 closing market price of $57.91; the value of stock options determined based on the options vesting in the year following the termination, multiplied by the amount (if any) by which the December 31, 2019 closing market price of $57.91 exceeded the applicable exercise price; and the value of two thirds of the PSUs granted in 2018, assuming a TSR equal to the 50th percentile of both the S&P 600 and Peer Group (100% of target PSUs) and a December 31, 2019 closing market price of $57.91.

        Change of Control—Change-of-control benefits are intended to encourage cooperation and minimize potential resistance of the Named Executive Officers and other key employees to potential change-of-control transactions that may be in the best interests of the Company and its stockholders.

        For purposes of the Employment Agreements, "change of control" is defined to include any of the following events:

  •
  A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 40% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; provided, however, that a public offering of the Company's securities will not constitute a corporate reorganization; or

  •
  The sale, transfer, or other disposition of all or substantially all of the Company's assets; or

  •
  Any transaction as a result of which any person is the "beneficial owner", directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company's then outstanding voting securities; or

  •
  A contested change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are incumbent directors.

        Under the Employment Agreements, if both a change-of-control event and a subsequent termination of employment by the Company without cause or by the Named Executive Officer for good reason occurs, in either case, within twenty-four (24) months after such change of control occurred, the Named Executive Officer will be entitled to the following severance benefits, subject to compliance with certain covenants and execution (and non-revocation) of a release of claims in favor of the Company:

  •
  In lieu of the base salary and target bonus severance described above, a lump sum payment equal to two times the sum of (i) base salary; and (ii) the greatest of (a) any earned but unpaid amount due under any Cash Incentive plan; (b) the Named Executive Officer's target incentive amount under a Cash Incentive plan; and (c) the Cash Incentive plan payment received (if any) for the fiscal year immediately preceding the Cash Incentive plan year in which the termination occurs; and

  •
  All other benefits due the Named Executive Officer as the result of a termination of his employment by the Company without cause or by the Named Executive Officer for good reason (in the absence of any change of control), except that all unvested stock options and restricted stock will become fully vested upon the termination date; provided, however, that if unvested stock options and restricted stock held by the Named Executive Officer are not continued, substituted for or assumed by the successor company in connection with a change of control, such awards will immediately vest upon the change of control.

        Based on a hypothetical change-of-control event and subsequent termination of employment by the Company without cause or by the Named Executive Officer for good reason, in each case, on

December 31, 2019, the Named Executive Officers would have been entitled to the Accrued Obligations and the amounts set forth in the table below.

	Base Salary/Cash Incentive ($)	Options ($)(1)	Restricted Stock ($)(2)	Medical, Life Insurance and Disability ($)	Value of Continued Vesting of RSUs and PSUs Following Termination ($)(3)	Total ($)
Jeffrey R. Feeler	2,316,300	119,870	1,324,170	93,194	204,615	4,058,149
Simon G. Bell	1,436,020	49,306	532,772	83,149	92,656	2,193,903
Steven D. Welling	1,409,330	49,306	532,772	68,029	92,656	2,152,093
Eric. L. Gerratt	1,317,400	49,306	532,772	66,807	92,656	2,058,941
Andrew P. Marshall	1,168,960	30,259	306,228	75,848	102,076	1,683,371

(1)
Represents the value of all unvested stock options vesting on December 31, 2019, based on the amount (if any) by which the December 31, 2019 market price of $57.91 exceeded the applicable exercise price.

(2)
Represents the value of all unvested restricted stock vesting on December 31, 2019, based on the December 31, 2019 closing market price of $57.91.

(3)
Represents the value of continued vesting of restricted stock units and PSUs for one year, based on the December 31, 2019 closing market price of $57.91.

        If a change-of-control event occurred on December 31, 2019 and the unvested stock options and restricted stock held by the Named Executive Officers were not continued, substituted for or assumed by the successor company in connection with such change-of-control event, such stock options and restricted stock awards would have immediately vested upon the date of such change-of-control event (with the value of such accelerated vesting as reported in the table immediately above (see the "Options' and "Restricted Stock" columns), regardless of whether there was a subsequent termination of employment of the Named Executive Officer by the Company without cause or by the Named Executive Officer for good reason.

        In the event that the severance and other benefits provided for in the Employment Agreements or otherwise payable to the Named Executive Officers had constituted "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would have been subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Named Executive Officer would have received either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever amount would have resulted in the Named Executive Officer receiving the greatest amount of severance benefits on an after-tax basis. The Company does not provide any excise tax protections to executives (including any Named Executive Officers).

 COMPENSATION OF DIRECTORS

        Effective May 22, 2018, directors who are not employees of the Company or its subsidiaries are entitled to compensation as set forth in the following table. Each of the fees below (other than the equity award) is payable in equal quarterly installments.

Annual Cash Retainer	$50,000
Dollar Value of Equity Award(1)	$75,000
Non-employee Chairman of the Board	$60,000
Lead Independent Director	$15,000
Committee Chair Annual Fee:
Audit Committee	$20,000
Corporate Governance Committee	$10,000
Compensation Committee	$10,000
Committee Member Cash Retainer:
Audit Committee	$7,000
Corporate Governance Committee	$5,000
Compensation Committee	$5,000

(1)
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company's common stock. Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings and meetings of committees of which a director is a member between the grant date and the vesting date. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company's stock on the grant date. Please refer to the "Equity and Security Ownership Guidelines" section of this Proxy Statement for details surrounding equity ownership requirements of non-employee directors.

        A non-employee director who does not complete his or her annual service term, upon which the payment of an annual cash retainer is paid, is required to reimburse the Company a pro-rata portion of any such retainer for any period he or she did not complete. All directors met the meeting attendance requirement during the 2018-2019 Board year. All directors are reimbursed for their reasonable travel and other expenses incurred in attending Board and committee meetings.

        At its November 7, 2019 meeting, the Board approved adjustments to non-employee director compensation effective June 3, 2020, increasing the annual cash retainer from $50,000 to $57,500, increasing the equity award from $75,000 to $112,500, and eliminating the committee member annual cash retainers (other than committee chair annual fees, as described above). The Board approved the increase in the annual cash retainer because of the increase in size of the Company following its acquisition of NRC and the elimination of committee member fees. The increase in the equity award is reflective of the increase in size of the Company following its acquisition of NRC and is more aligned with amounts paid by its peers.

        Director compensation for the year ended December 31, 2019 for the Company's non-employee directors is set forth in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Joe F. Colvin	55,000	77,155	—	132,155
Katina Dorton	61,250	77,155	—	138,405
Glenn A. Eisenberg	77,000	77,155	—	154,155
Daniel Fox	85,750	77,155	—	162,905
Ronald C. Keating	60,000	77,155	—	137,155
Stephen A. Romano	50,000	—	74,925	124,925
John T. Sahlberg	68,126	77,155	—	145,281
Melanie Steiner	31,545	68,794	—	100,339

(1)
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2019 determined in accordance with FASB ASC Topic 718. The values of restricted stock are determined by multiplying the closing stock price on the date of grant by the number of stock awards. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. The number of shares awarded to each of Ms. Dorton and Messrs. Colvin, Eisenberg, Fox, Keating, and Sahlberg in 2019, was 1,300 shares, equivalent to $75,000 divided by the fair market value of the stock on the award date (May 22, 2019) rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award date (May 22, 2019) was $59.35. Ms. Steiner was awarded 1,100 shares, equivalent to a pro-rata portion of $75,000 divided by the fair market value of the stock on the award date (July 22, 2019) rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award date (July 22, 2019) was $62.54. The aggregate number of stock and option awards outstanding as of December 31, 2019 for each non-employee director is reported in the supplemental table below.

(2)
The amount listed represents the aggregate grant date fair value of 4,500 stock options granted to Mr. Romano on May 22, 2019, as determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the options are disclosed in Note 19 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. The number of options awarded to Mr. Romano was determined by dividing $75,000 by the fair market value of the options (Black Scholes) on the award date rounded to the nearest 100 options. The fair market value of each option on the award date (May 22, 2019) was determined to be $16.65, and the exercise price of each option is $59.35 (the closing price of our common stock on the grant date of the option).

Name	Restricted Stock Awards (#)	Option Awards (#)
Joe F. Colvin	1,300	—
Katina Dorton	1,300	—
Daniel Fox	1,300	—
Glenn A. Eisenberg	1,300	—
Ronald C. Keating	1,300	—
Stephen A. Romano	—	4,500
John T. Sahlberg	1,300	—
Melanie Steiner	1,100	—

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

        The following tables set forth, as of April 6, 2020, the beneficial ownership of the Company's common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors, director nominees, and executive officers; and (iii) all directors, director nominees, and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company, each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC, and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702.

        Beneficial ownership is determined in accordance with SEC rules. Shares of the Company's common stock subject to options exercisable within sixty (60) days of April 6, 2020 are deemed outstanding for calculating the percentage of outstanding shares of the person holding such options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon shares of common stock outstanding on April 6, 2020.

(a)
Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc.	3,812,903	(1)	12.3
55 East 52nd Street New York, NY 10055
Entities affiliated with J.F. Lehman & Company, LLC	1,851,053	(2)	6.0
110 East 59th Street, 27th Floor New York, NY 10022
The Vanguard Group	1,584,778	(3)	5.1
100 Vanguard Blvd. Malvern, PA 19355

(1)
Information obtained solely from Schedule 13G/A filed on February 4, 2020, wherein BlackRock, Inc. is identified to possess sole voting power of 3,763,491 shares and sole dispositive power of 3,812,903 shares.

(2)
Information obtained solely from Schedule 13G/A filed on March 5, 2020, wherein certain affiliates of JFL-NRC-SES Partners, LLC are identified to possess sole voting and sole dispositive power of 1,851,053 shares.

(3)
Information obtained solely from Schedule 13G/A filed on February 11, 2020, wherein The Vanguard Group is identified to possess sole voting power of 51,678 shares, shared voting power of 6,686 shares, sole dispositive power of 1,530,220 shares, and shared dispositive power of 54,558 shares.

(a)
Directors, Director Nominees, and Executive Officers

Directors and Director Nominees	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)(1)	Total	Percent of Class
Richard Burke	—	—	—	*
Joe F. Colvin	8,300	—	8,300	*
E. Renae Conley	—	—	—	*
Katina Dorton	7,500	—	7,500	*
Glenn A. Eisenberg	3,000	—	3,000	*
Jeffrey R. Feeler	73,780	32,366	106,146	*
Daniel Fox	8,440	—	8,440	*
Ronald C. Keating	3,800	—	3,800	*
Stephen A. Romano	14,195	4,500	18,695	*
John T. Sahlberg	8,306	—	8,306	*
Melanie Steiner	1,100	—	1,100	*
Executive Officers
Jeffrey R. Feeler	73,780	32,366	106,146	*
Simon G. Bell	45,011	23,434	68,445	*
Steven D. Welling	31,626	24,234	55,860	*
Eric L. Gerratt	29,606	23,434	53,040	*
Andrew P. Marshall	15,552	14,661	30,213	*
All directors, director nominees and executive officers as a group	250,216	122,629	372,845	1.2

(1)
Represents options held that were exercisable within sixty (60) days of the Record Date. Does not include PSUs. PSUs are awards granted by the Company and payable, subject to vesting requirements, in common stock of the Company.

*
Represents less than 1%.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company had no relationships or related transactions with its officers, directors, or securities holders of more than 5% that would require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K.

DELINQUENT SECTION 16(A) REPORTS

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows failed to file any required reports under Section 16 on a timely basis.

        Based solely on review of Section 16 reports furnished to the Company and written statements from the reporting persons confirming that no other reports were required, to the Company's knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year with the exception of the following:

Director or Officer	Form Filed	Filing Date	Required Filing Date
Andrew P. Marshall	Form 4	3/18/19	3/11/19

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2019, or was formerly an officer of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2019, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

        Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one orally or in writing to the following address or telephone number: Secretary, 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702; Telephone: (208) 331-8400. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

 OTHER MATTERS

        Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

        A copy of the Company's Annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 or may be accessed on the Internet at: www.usecology.com.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/02/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/02/2020. Have your proxy card in hand when you call and then follow the instructions. US ECOLOGY, INC. ATTN: WAYNE IPSEN 101 S. CAPITOL BLVD. SUITE 1000 BOISE, ID 83702 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of nine directors to the Board of Directors to serve a one-year term. Nominees 01 Richard Burke 06 Daniel Fox 02 E. Renae Conley 07 Ronald C. Keating 03 Katina Dorton 08 John T. Sahlberg 04 Glenn A. Eisenberg 09 Melanie Steiner 05 Jeffrey R. Feeler The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2020. 3. To hold a non-binding advisory vote on the Company's executive compensation of its Named Executive Officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance at investors.usecology.com. We encourage you to check this website prior to the 2020 Annual Meeting if you plan to attend. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000461717_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com US ECOLOGY, INC. Annual Meeting of Stockholders June 3, 2020 8:00 AM MDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jeffrey R. Feeler with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of US ECOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, MDT on June 3, 2020 at US Ecology, Inc., 101 S. Capitol Blvd., Suite 1000, Boise, Idaho 83702 or by means of remote communication, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000461717_2 R1.0.1.18

QuickLinks

PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
2019 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019
2019 OPTION EXERCISES AND STOCK VESTED
2019 CEO PAY RATIO DISCLOSURE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DELINQUENT SECTION 16(A) REPORTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS